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              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 8, 1996, except as to the second and third paragraphs of Note 17 as to which the date is May 6, 1996, with respect to the consolidated financial statements and schedules of Polymer Group, Inc. and our report dated May 24, 1995 with respect to the combined statements of income and cash flows of Johnson & Johnson Advanced Materials Company and Chicopee B.V. in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-2424) and related Prospectus of Polymer Group, Inc. for the registration of its common stock with an aggregate maximum offering price of $294,818,202.

                                          /s/ Ernst & Young LLP

Greenville, South Carolina

May 7, 1996